UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
June 14, 2018

Commission file number 0-11129
Community Trust Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Kentucky	61-0979818
(State or other jurisdiction of	(IRS Employer Identification Number)
incorporation or organization)

346 North Mayo Trail
Pikeville, Kentucky	41501
(Address of principal executive offices)	(Zip code)

 (606) 432-1414
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as deﬁned in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised ﬁnancial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01 – Other Events

As disclosed by CTBI in Annual Reports on Form 10-K for the years ended December 31, 2017 and 2016, and previous Quarterly Reports on Form 10-Q, CTB will be required to make certain customer reimbursements related to two deposit add-on products.  CTBI further disclosed in such filings that management had established a related accrual, and that the actual reimbursement amount could materially vary from the amount management had evaluated as most likely.  The current related accrual amount is $1.2 million.  On June 14, 2018, CTBI is increasing the accrual to $4.75 million to reflect a change in the amount management determined to be the most likely amount as a result of communications with regulatory agency representatives.  As a result of the increased accrual, a charge to earnings will be reflected in the second quarter 2018 financial results of approximately $3.1 million after-tax, or $0.18 per share, based on an estimated effective corporate income tax rate of 13%.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
COMMUNITY TRUST BANCORP, INC.

By:

Date:	June 14, 2018	/s/ Jean R. Hale
Jean R. Hale
Chairman, President and Chief Executive Officer